Exhibit 4(gg)

BLACKROCK FUNDS

Amendment No. 1 to the Sub-Advisory Agreement
(Tax-Free Income, New Jersey Tax-Free Income, Pennsylvania Tax-Free Income, Managed
Income, Intermediate Government Bond, Ohio Tax-Free Income, Low Duration Bond,
Intermediate Bond, Government Income and Core Bond Total Return Portfolios)

This Amendment No. 1, dated as of May 8, 2002, is entered into by and between BlackRock Advisors, Inc. (formerly, PNC Asset Management Group, Inc.) (the “Adviser”) and BlackRock Financial Management, Inc. (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser entered into a Sub-Advisory Agreement dated as of January 4, 1996 with respect to the Portfolios listed above (the “Agreement”); and

WHEREAS, since that date the names of certain entities referenced in the Agreement have changed;

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

1. All references to “Compass Capital Funds” in the Agreement shall be changed to “BlackRock Funds”.

2. All references to “PNC Asset Management Group, Inc.” in the Agreement shall be changed to “BlackRock Advisors, Inc.”

3. All references to “Short Government Bond Portfolio” in the Agreement shall be changed to “Low Duration Bond Portfolio”.

4. All references to “Core Bond Portfolio” in the Agreement shall be changed to “Core Bond Total Return Portfolio”.

Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their respective officers thereto duly authorized effective as of the day and year first above written.

BLACKROCK ADVISORS, INC.

By:
Name Title:

BLACKROCK FINANCIAL MANAGEMENT, INC.

By:
Name Title:

2